Exhibit 10.2

SOVRAN SELF STORAGE, INC.
6467 Main Street
Buffalo, New York  14221

December 24, 2014

RE:  Performance-Based Vesting Restricted Stock Award Notice

Dear [Name]:

          The Compensation Committee (the "Committee") of the Board of Directors (the "Board") of Sovran Self Storage, Inc. (the "Company") has selected you to receive shares of restricted stock under the Sovran Self Storage, Inc. 2005 Award and Option Plan, as amended and restated effective January 27, 2012 (the "Plan").

          Your shares of restricted stock are described in the balance of this letter agreement between us.  This letter agreement constitutes your Award Notice with respect to the shares of restricted stock described herein.

          The Plan text governs the operation of the Plan as well as the terms and conditions of your shares of restricted stock granted under the Plan and is incorporated herein by reference. A copy of the Plan text is enclosed.  Any term not defined in this Award Notice shall have the same meaning as ascribed to it in the Plan.

          As set forth below, the shares of restricted stock will vest based upon the Company's total shareholder return over the three year period ending December 24, 2017 relative to a peer group selected by the Committee.   No shares will vest if threshold performance is not achieved.  Provided threshold performance is achieved, an applicable percentage of the shares between 25% and 100% will vest as set forth below, e.g. 25% of the shares will vest if threshold performance is achieved, 50% if target performance is achieved and 100% if maximum performance is achieved.

AWARD OF RESTRICTED STOCK

          You are hereby awarded, effective December 24, 2014, ____________ shares of common stock, $.01 par value, of the Company, subject to the restrictions set forth herein ("Restricted Stock").

VESTING OF RESTRICTED STOCK

For purposes of this Award Notice, the following definitions shall apply:

•	"Applicable Percentage" shall refer to the percentages listed in the chart below.
•	"Maximum Performance" shall refer to the achievement by the Company of a Performance Rank of 1 for the Performance Period.
•	"Performance Period" means the period commencing on December 25, 2014 and ending December 24, 2017.
•	"Performance Rank" means the Company's position in a ranking of the Peer Group based upon respective Total Shareholder Return for the Performance Period.
•	"Peer Group" means the peer group of real estate investment trusts, as determined and selected by the Committee, and listed in Schedule A hereto, and the Dow Jones Equity REIT Index.
•	"Service Period" means the period commencing on the date of this letter agreement and ending December 24, 2017.
•	"Target Performance" shall refer to the achievement by the Company of a Performance Rank of 9 for the Performance Period.
•	"Threshold Performance" shall refer to the achievement by the Company of a Performance Rank of 14 for the Performance Period.
•
"Total Shareholder Return" means total shareholder return and shall be determined for the Company and other companies in the Peer Group, by dividing (a) the sum of common stock price appreciation and dividends of the respective company during the Performance Period by (b) the common stock price of such company at the beginning of the Performance Period.

          Except as otherwise set forth herein, the Restricted Stock shall vest after the end of the Performance Period based upon the Company's Performance Rank, as determined by the Committee within sixty (60) days after the end of the Performance Period (the "Determination Date").  Upon such determination, the Restricted Stock shall vest and become non-forfeitable with respect to the Applicable Percentage of Restricted Stock set forth in the chart below based on the Company's Performance Rank:

Performance Rank	Applicable Percentage of Restricted Stock

1	100% (Maximum Performance)
2	94%
3	88%
4	82.5%
5	76.5%
6	70%
7	62.5%
8	55%
9	50%(Target Performance)
10	45%
11	40%
12	35%
13	30%
14	25% (Threshold Performance)
15	0%
16	0%
17	0%
18	0%

Any shares of Restricted Stock that do not vest on the Determination Date (and which have not previously terminated pursuant to the terms of this Award Notice) will automatically be deemed forfeited and canceled as of the Determination Date.  Any determination by the Committee with respect to the Performance Rank of the Company or vesting of your Restricted Stock shall be final and binding.

RESTRICTIONS

          Your shares of Restricted Stock may not be sold, transferred, assigned, pledged or otherwise disposed of unless and until they shall have vested in accordance with the schedule set forth above.

          The stock certificate(s) for your shares of Restricted Stock will be issued in your name but held by the Company for your account, together with stock powers you will execute in favor of the Company, until the shares shall have vested.  You shall execute stock power(s) in favor of the Company as a condition to receiving this award of Restricted Stock.  Except as otherwise provided herein, on the Determination Date, if and when your shares of Restricted Stock vest, the Company will deliver to you the certificates for the vested shares.

TERMINATION OF EMPLOYMENT

          If your employment with the Company or a Subsidiary terminates on or before December 24, 2017 for any reason other than your death, Disability or termination by the Company without cause or by you for Good Reason, your then unvested shares of Restricted Stock shall be deemed forfeited and canceled.

          If your employment with the Company and its Subsidiaries terminates on or before December 24, 2017, by reason of your death, Disability, or termination by the Company without cause or by you for Good Reason, you or your estate will become vested on the Determination Date in a fraction of the number of shares of Restricted Stock in which you would have vested if you had remained employed throughout the Performance Period.   The numerator of that fraction will be the number of full calendar months elapsed in the Service Period through the date of termination and the denominator will be the number of calendar months during the Service Period, i.e. 36.

          If your employment with the Company or a Subsidiary terminates on or after December 24, 2017 but prior to the Determination Date for any reason you or your estate will become vested on the Determination Date, in the full amount if shares in which you would have otherwise vested if you had remained employed until the Determination Date.

          For purposes of your Restricted Stock and this letter agreement, the term "Disability" means total disability entitling you to benefits under the Company's long-term disability plan, as in effect from time to time, and the term "Good Reason" shall have such meaning as set forth in the Employment Agreement between you and the Company as amended and restated effective January 1, 2009.

RIGHTS AS A STOCKHOLDER

          You shall be entitled to vote your shares of Restricted Stock and to receive cash dividends as and when paid, to the same extent as any other holder of Common Stock of the Company which are not subject to restrictions.  Any dividends shall be held by the Company in escrow.  On the Determination Date, the Company shall release to you the dividends paid by the Company from the date of this letter agreement through such date with respect to the vested shares and any dividends with respect to any unvested shares shall be forfeited.

ADDITIONAL SHARES SUBJECT TO RESTRICTIONS

          In the event that, as a result of a stock dividend, stock split, recapitalization, combination of shares, or other adjustment in the capital stock of the Company or otherwise, or as a result of a merger, consolidation, or other reorganization, the Common Stock of the Company shall be increased, reduced, or otherwise changed, and by virtue of any such change you shall in your capacity as owner of shares of Restricted Stock be entitled to new or additional or different shares of stock or securities (other than rights or warrants to purchase securities) ("Adjustment Shares"), the certificates representing the Adjustment Shares, together with a stock power executed by you in favor of the Company shall also be delivered to and held by the Company.  Any Adjustment Shares shall be Restricted Stock for all purposes of this Award Notice, subject to the same restrictions and vesting schedule as were applicable to the shares of Restricted Stock to which they relate.

          If you shall receive rights or warrants in respect of any shares of Restricted Stock or any Adjustment Shares, such rights or warrants may be held, exercised, sold or otherwise disposed of by you, and any shares or other securities acquired by you as a result of the exercise of such rights or warrants likewise may be held, sold, or otherwise disposed of by you free and clear of any restrictions.

ADMINISTRATION OF THE PLAN; AUTHORITY OF THE COMMITTEE

          The Plan shall be administered by the Committee.  The Committee has the authority, in its sole discretion, to interpret the Plan and all awards of restricted stock thereunder, to establish, amend and rescind rules and regulations relating to the Plan, and to make any determination it believes necessary or advisable for the administration of the Plan.  The scope of the Committee's authority is more fully described in the Plan.  All decisions of the Committee in the administration of the Plan are conclusive and binding on you.

FORFEITURE

          If (1) in the opinion of the Committee, you, without the written consent of the Company, engage directly or indirectly in any manner or capacity as principal, agent, partner, officer, director, employee, owner, promoter or otherwise, in any business or activity competitive with the business conducted by the Company or any Subsidiary, or (2) you perform any act or engage in any activity which in the opinion of the Committee is inimical to the best interests of the Company, your unvested shares of Restricted Stock shall be deemed forfeited and canceled.

MISCELLANEOUS

          You have no right to assign, sell, transfer, pledge or encumber your unvested shares of Restricted Stock, except by will, or by the laws of descent and distribution.

          Nothing in this letter agreement, the Plan or your Restricted Stock confers on you any right to continue in the employment of the Company or a Subsidiary or restricts the right of the Company or a Subsidiary to terminate your employment.

          By acceptance of this grant, you agree that you will not make an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended.  In the event you make such an election or attempt to make such an election your shares of Restricted Stock shall be deemed forfeited and canceled.

          At the time you are taxable with respect to your Restricted Stock, the Company may deduct and withhold from amounts payable to you under the Plan or from any payment of any kind otherwise due to you, an amount sufficient to satisfy all Federal, state and/or local income and employment tax withholding requirements.  In accordance with Section 13(b) of the Plan, you may elect to have the withholding obligation satisfied by authorizing the Company to hold back shares of Common Stock to be issued that have a Fair Market Value as of the date withholding is effected sufficient to satisfy the withholding amount due, or by transferring to the Company shares of Common Stock having a Fair Market Value as of the date withholding is effected sufficient to satisfy such withholding amount; provided, however, that if you are subject to Section 16(b) of the Securities Exchange Act of 1934 you may do so only in compliance with the additional requirements set forth in Section 13(b)(A)-(E) of the Plan.

          This letter agreement shall be binding on and inure to the benefit of the Company (and its successors and assigns) and you (and your estate).

          This letter agreement shall be governed, construed and enforced in accordance with the Plan and with the laws of the State of New York.

[Acceptance to Follow]

ACCEPTANCE

          If the foregoing is acceptable to you, kindly acknowledge your acceptance and agreement by signing the enclosed copy of this letter and returning it to ________________ of the Company.

Very truly yours,

SOVRAN SELF STORAGE, INC. By: _____________________________________	By: _____________________________________

AGREED TO AND ACCEPTED this ____ day of December, 2014

_____________________________________

SCHEDULE A

Peer Group

EastGroup Properties  Inc.
Lexington Realty Trust
PS Business Parks, Inc.
CubeSmart
Extra Space Storage, Inc.
Cousins Properties, Incorporated
National Retail Properties, Inc.
Washington Real Estate Investment Trust
Glimcher Realty Trust
Inland Real Estate Corporation
Public Storage
Pennsylvania Real Estate Investment Trust
Equity One, Inc.
Mid-America Apartment Communities, Inc.
Home Properties, Inc.
First Industrial Realty Trust, Inc

*Peer Group also includes the Dow Jones Equity REIT Index.